Exhibit 99.1

Item 6.                                 Selected Financial Data

The selected financial data should be read in conjunction with the Audited Consolidated Financial Statements, including the Notes thereto, for the year ended December 31, 2016  included as Exhibit 99.2 of  this Current Report on Form 8-K and Item 7.  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included as Exhibit 99.3 of this Current Report on Form 8K.

(millions of dollars, except per common unit amounts)	2016(a)	2015(a)	2014(a)	2013(a)(b)	2012(a) (b)

Income Data (for the year ended December 31)
Transmission revenues	426	417	410	410	393
Equity earnings (c)	97	97	88	67	99
Impairment of equity-method investment (d)	—	(199)	—	—	—
Net income	263	58	241	221	244
Net income attributable to controlling interests	248	37	195	174	201
Basic and diluted net (loss) income per common unit (e)	3.21	$(0.03)	$2.67	$2.13	$2.51
Cash Flow Data (for the year ended December 31)
Cash distribution declared per common unit	$3.71	$3.51	$3.33	$3.21	$3.11
Balance Sheet Data (at December 31)
Total assets (f)	3,354	3,459	3,802	3,867	3,912
Long-term debt (including current maturities) (f)	1,911	1,971	1,778	1,679	1,134
Partners’ equity	1,272	1,391	1,818	2,013	2,641

(a)              Recast information to consolidate PNGTS for all periods presented as a result of an additional 11.81 percent in PNGTS that was acquired from a subsidiary of TransCanada on June 1, 2017. Prior to this transaction, the Partnership owned a 49.9 percent interest in PNGTS that was acquired from TransCanada on January 1, 2016.  Please read Note 2- Significant Accounting policies-Basis of Presentation section of  the Notes to the Consolidated Financial Statements included in Exhibit 99.2 of this Current Report on Form 8K.

(b)             Recast information to consolidate GTN and Bison for all periods presented as a result of additional 45 percent membership interests in each of GTN and Bison that were acquired from subsidiaries of TransCanada in 2013 resulting in a 70 percent ownership in each. Please read Note 2, Significant Accounting Policies-Basis of Presentation section of the Notes to the Consolidated Financial Statements included in Exhibit 99.2 of this Current Report on Form 8K.

(c)              Equity earnings represent our share in investee’s earnings and do not include any impairment charge on our equity investments.

(d)             During the fourth quarter of 2015, we recognized an impairment charge on our investment in Great Lakes amounting to $199 million. No other impairment was recognized during the periods presented. Please read Note 4-Equity Investments, Notes to the Consolidated Financial Statements included in Exhibit 99.2 of this Current Report on Form 8K.

(e)              Represents basic and diluted net income per common unit prior to recast.

(f)               As a result of the application of ASU No. 2015-03 “Interest-Imputation of Interest” and similar to the presentation of debt discounts, debt issuance costs previously reported as other assets in the balance sheet were reclassified as an offset against their respective debt liabilities.